Exhibit 99.1

Equity Office Properties Trust	Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

phone 312.466.3300 fax 312.454.0332
www.equityoffice.com
news release
Equity Office:
Beth Coronelli (Investors/Analysts)
312.466.3286
Terry Holt (Media)
312.466.3102
For Immediate Release
ISS Recommends EOP Shareholders Vote in Favor of Blackstone Merger
Valued at $54 Per Share in Cash
CHICAGO—(BUSINESS WIRE)—Jan. 28, 2007—Equity Office Properties Trust (NYSE: EOP) today announced that Institutional Shareholder Services Inc. (ISS), a leading independent proxy advisory firm, has recommended that the holders of common shares of Equity Office vote for the proposal to approve a merger with affiliates of The Blackstone Group for $54 in cash per common share of Equity Office. A special meeting of Equity Office common shareholders to vote on the merger agreement with affiliates of The Blackstone Group remains scheduled for February 5, 2007.
ISS noted that “the current bid offered by Blackstone appears to have culminated from an open bidding process, which has served to maximize the highest value for shareholders.” ISS also noted that Equity Office “has opened its books to the Vornado Group ... and has extended them a January 31 deadline for affirming a competing offer.” ISS said it “will continue to monitor the situation.”
Equity Office expects to file on Monday, January 29, 2007, supplemental proxy materials related to the amendment to the merger agreement announced on January 25, 2007. If approved by shareholders, and subject to satisfaction of other closing conditions, the Blackstone transaction would be expected to close on or about February 8, 2007. Equity Office’s Board of Trustees continues to recommend the approval of the transaction with Blackstone by Equity Office common shareholders.
As disclosed previously, representatives of Equity Office have met with representatives of a Third Party Group, consisting of Vornado Realty Trust, Starwood Capital Group Global, LLC and Walton Street Capital, LLC. Equity Office continues to provide substantive diligence information to the Third Party Group so that the Third Party Group will be in a position, if they so choose, to submit a definitive proposal to Equity Office by January 31, 2007 for consideration by Equity Office’s Board of Trustees. There can be no assurance that the Third Party Group will submit a definitive proposal or, if they do, that Equity Office will enter into a definitive agreement with the Third Party Group.
About Equity Office
Equity Office, operating through its various subsidiaries and affiliates, is the largest publicly traded owner and manager of office properties in the United States by square footage. At September 30, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 585 office buildings located in 16 states and the District of Columbia. As of that date, Equity Office had an ownership presence in 24 Metropolitan Statistical Areas (MSAs) and in 100 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
Forward-Looking Statements
This press release contains certain forward-looking statements based on current Equity Office management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. For example, the unsolicited non-binding proposal from the Third Party Group may not result in a definitive agreement for an alternative transaction. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group, including the receipt of the required shareholder approval; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; and (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations and other refinancings of Equity Office and its subsidiaries; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the Securities and Exchange Commission (“SEC”). Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement with the SEC and furnished the definitive proxy statement to Equity Office’s shareholders. Equity Office will promptly file updated materials with the SEC, including a supplement to the existing proxy statement. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND, WHEN AVAILABLE, THE PROXY STATEMENT SUPPLEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement, the proxy statement supplement when available and all other relevant documents filed by Equity Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.

Participants in the Solicitation
Equity Office and its trustees and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger transactions. Information about Equity Office and its trustees and executive officers, and their ownership of Equity Office’s securities, is set forth in the proxy statement relating to the proposed merger transactions described above.
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